For Release: April 23, 2001, 11:00 a.m. CST        Contact: Kelly McGrail
   312/706-3281

   OIL-DRI EXPANDS STRATEGIC ALLIANCE WITH THE CLOROX COMPANY

   CHICAGO -- April 23, 2001 -- Oil-Dri Corporation of America (NYSE:ODC) announced today that they have signed two new supply contracts with A&M Products Manufacturing Company, a subsidiary of The Clorox Company. The Clorox Company is a $4 billion, multinational manufacturer and marketer of household products and products for institutional markets. Under the new contracts, Oil-Dri will supply A&M Products Manufacturing Co. with Jonny Cat(R) traditional clay cat litter for the Eastern region of the United States and Fresh Step(R) traditional clay cat litter for the entire United States. The terms of the agreements were not disclosed.

   "Fresh Step(R) cat litter is the leading premium traditional clay cat litter sold in the U.S.," said Daniel Jaffee, Oil-Dri's president and chief executive officer. "As the exclusive supplier of this product, the quality we deliver plays a part in its success. We are gratified that Clorox has recognized that quality and we are pleased to expand our business with them. In addition to securing the Fresh Step(R) traditional clay cat litter business for a long-term period, we will enjoy incremental sales by manufacturing Jonny Cat(R) cat litter for East Coast distribution. This is a great alliance for Oil-Dri and it will help deliver value to our shareholders.

   "This arrangement is directly in line with our strategy to participate in the consumer cat litter category at every level," continued Jaffee. "We supply premium cat litters through co-packaging arrangements with other marketers; in the popular-price segment we provide our own Cat's Pride(R) line of cat litter products; at the low-price level we manufacture store brands for many retailers."

   Oil-Dri is currently in the permitting process for building a new manufacturing and packaging facility in Reno, Nev. Ultimately, this facility will add capacity and supply a full range of traditional clay cat litter products for Western markets. Oil-Dri has made quality cat litters for more than 40 years and currently manufactures more than a third of the cat litter sold at retail in the U.S.

   Oil-Dri Corporation of America is the world's largest manufacturer of cat litter and the leading supplier of sorbent products for industrial, automotive, agricultural and other specialty markets. VISIT WWW.OILDRI.COM FOR MORE COMPANY INFORMATION.

   This release contains certain forward-looking statements regarding the company's expectations. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, competitive factors in the cat litter market; successful completion of plans for a new manufacturing facility, the overall economy and energy prices, and other factors detailed from time to time in the company's annual report and other reports filed with the Securities and Exchange Commission.

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